Exhibit 5.1

Donald J. Riccitelli VP, Corporate Secretary Stanley Black & Decker, Inc. 1000 Stanley Dr. New Britain, CT 06053

April 29, 2026

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

RE: Stanley Black & Decker, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary of Stanley Black & Decker, Inc., a Connecticut corporation (the “Corporation”), and have assisted the Corporation in connection with the filing by the Corporation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 7,750,000 shares of the Corporation’s Common Stock, par value $2.50 per share (the “Common Stock”), relating to the Corporation’s Amended and Restated 2024 Omnibus Award Plan (the “Plan”).

I have examined the originals, or copies certified or otherwise identified to my satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan and any applicable award agreements will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the federal laws of the United States of America and the Connecticut Business Corporations Act and I do not express any opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Corporation’s Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Donald J. Riccitelli

Donald J. Riccitelli

Vice President

Corporate Secretary